EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION

November 20, 2008	Brendan J. McGill

Senior Vice President & CFO

(215-256-8828)

SUMMARY: Harleysville, PA., November 20, 2008 – Harleysville Savings Financial Corporation (NASDAQ:HARL) announced that they did not file an application to participate in the U.S. Treasury Department’s Capital Purchase Program (TARP).

Ron Geib, president and chief executive officer of Harleysville Savings Financial Corp., stated “After the Board of Directors reviewed the TARP plan; the bank opted not to apply for these funds.  The Board believes that the costs of the preferred shares and the limitations they impose on future capital management are not in the best interest of shareholders.”

Harleysville Savings has elected to participate in the Federal Deposit Insurance Corporation’s Transaction Account Guarantee Program which provides a full guarantee on all non-interest bearing transaction accounts held by any depositor, regardless of dollar amount, through December 31, 2009.

Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA.  Harleysville is located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.